EXHIBIT 99.1

StoneX Group Inc. Reports Fiscal 2020 Third Quarter Financial Results
Quarterly Operating Revenues of $322.6 million, up 14%
Quarterly Net Income of $36.6 million, up 125%
Diluted EPS of $1.87 per share, ROE of 21.9%

New York, NY – August 6, 2020 – StoneX Group Inc. (the ‘Company’; NASDAQ: SNEX), a diversified brokerage and financial services firm providing execution, risk management and advisory services, market intelligence and clearing services across asset classes and markets globally, today announced its financial results for the fiscal year 2020 third quarter ended June 30, 2020.
Sean M. O’Connor, CEO of StoneX Group Inc., stated, “We continued to navigate the unprecedented market volatility and produced an outstanding financial result with ROE of 21.9% for the quarter and 19.2% for the year-to-date period. We were excited to recently announce the closing of the acquisition of Gain Capital Holdings, Inc., which reported strong earnings in its last quarter as an independent company. We believe this transaction will be accretive both financially and strategically, enhancing and accelerating our goal of becoming the best in class platform connecting clients to global markets across asset classes with integrated execution and clearing capabilities. Longer term we see headwinds relating to continued low short-term interest rates with the potential offsets of heightened volatility and the opportunity to increase market share as the industry continues to consolidate.”
The Company will discuss the acquisition of Gain Capital Holdings, Inc. (“Gain”) on its upcoming third quarter earnings call. Glenn Stevens, CEO of Gain, will also participate in the call and discuss Gain’s previously released second quarter 2020 financial results.

StoneX Group Inc. Summary Financials
Condensed consolidated financial statements for the Company will be included in our Quarterly Report on Form 10-Q to be filed with the SEC. The Quarterly Report on Form 10-Q will also be made available on the Company’s website at www.stonex.com.

	Three Months Ended June 30,			Nine Months Ended June 30,
(Unaudited) (in millions, except share and per share amounts)	2020	2019	% Change	2020	2019	% Change
Revenues:
Sales of physical commodities	$7,944.5	$7,599.3	5%	$38,939.4	$20,824.6	87%
Principal gains, net	161.0	102.3	57%	442.0	305.4	45%
Commission and clearing fees	96.1	97.5	(1)%	299.9	282.1	6%
Consulting, management and account fees	19.4	20.7	(6)%	63.3	58.9	7%
Interest income	22.4	53.2	(58)%	110.1	146.4	(25)%
Total revenues	8,243.4	7,873.0	5%	39,854.7	21,617.4	84%
Cost of sales of physical commodities	7,920.8	7,589.6	4%	38,888.5	20,798.2	87%
Operating revenues	322.6	283.4	14%	966.2	819.2	18%
Transaction-based clearing expenses	55.3	45.7	21%	165.4	138.5	19%
Introducing broker commissions	24.0	29.6	(19)%	79.8	87.0	(8)%
Interest expense	15.4	42.5	(64)%	79.2	113.9	(30)%
Net operating revenues	227.9	165.6	38%	641.8	479.8	34%
Compensation and other expenses:
Variable compensation and benefits	78.5	54.0	45%	215.7	153.1	41%
Fixed compensation and benefits	54.0	46.9	15%	157.5	134.8	17%
Trading systems and market information	11.8	9.8	20%	33.4	28.5	17%
Occupancy and equipment rental	5.4	5.0	8%	15.3	14.4	6%
Professional fees	6.1	5.8	5%	16.8	16.1	4%
Travel and business development	0.7	4.0	(83)%	8.4	11.8	(29)%
Non-trading technology and support	6.9	5.8	19%	18.8	15.0	25%
Depreciation and amortization	4.4	3.5	26%	12.5	9.6	30%
Communications	1.7	1.6	6%	4.8	4.9	(2)%
Bad debts	1.8	0.5	260%	6.2	1.5	313%
Recovery of bad debt on physical coal	—	—	—%	—	(2.4)	n/m
Other	7.6	7.1	7%	25.7	21.0	22%
Total compensation and other expenses	178.9	144.0	24%	515.1	408.3	26%
Other gain	—	—	—%	0.1	5.4	(98)%
Income before tax	49.0	21.6	127%	126.8	76.9	65%
Income tax expense	12.4	5.3	134%	34.6	19.0	82%
Net income	$36.6	$16.3	125%	$92.2	$57.9	59%
Earnings per share:
Basic	$1.90	$0.85	124%	$4.78	$3.04	57%
Diluted	$1.87	$0.84	123%	$4.71	$2.99	58%
Weighted-average number of common shares outstanding:
Basic	18,807,104	18,781,401	—%	18,809,823	18,731,203	—%
Diluted	19,103,166	19,011,526	—%	19,122,681	19,003,720	1%
n/m = not meaningful to present as a percentage

Key Operating Metrics
The following table reflects key operating metrics used by management in evaluating our product lines.

	Three Months Ended June 30,			Nine Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change
Volumes and Other Data:
Exchange-traded - futures and options (contracts, 000’s)	37,627.4	31,765.5	18%	119,299.3	98,352.9	21%
Over-the-counter (“OTC”) (contracts, 000’s)	539.5	518.0	4%	1,638.0	1,310.8	25%
Global Payments (# of payments, 000’s)	194.8	174.9	11%	592.9	504.3	18%
Gold equivalent ounces traded (000’s)	101,596.1	90,283.7	13%	330,429.8	263,224.4	26%
Equity Capital Markets (gross U.S. dollar volume, millions)	$64,606.3	$35,355.5	83%	$191,490.5	$115,903.0	65%
Debt Capital Markets (gross U.S. dollar volume, millions)	$46,596.0	$43,094.6	8%	$138,411.7	$162,001.9	(15)%
FX Prime Brokerage volume (U.S. dollar notional, millions)	$58,300.5	$83,469.9	(30)%	$262,650.8	$253,850.2	3%
Average assets under management in Argentina (U.S. dollar equivalents, millions)	$326.6	$351.5	(7)%	$313.2	$327.2	(4)%
Average client equity - futures and options (U.S. dollar, millions)	$3,026.5	$1,927.3	57%	$2,576.2	$2,065.4	25%
Average money market / FDIC sweep client balances (U.S. dollar, millions)	$1,260.5	$769.3	64%	$1,066.3	$771.2	38%
Rebranding as StoneX
On June 24, 2020, we announced the rebranding of our firm as StoneX Group Inc., following approval by an overwhelming majority of our shareholders during a shareholder meeting held the same day. The name change was effective July 6, 2020, and additionally our common stock is now traded under the symbol SNEX.
The StoneX Group Inc. name and its trade name "StoneX" carry forward the foundation established by Saul Stone in 1924 to today's modern financial services firm. Today, we provide an institutional-grade financial services ecosystem connecting our clients to 36 derivatives exchanges, 175 foreign exchange markets, nearly every global securities marketplace, and a number of bi-lateral liquidity venues via our network of highly integrated digital platforms and experienced professionals. Our platform delivers support throughout the entire lifecycle of a transaction, from consulting and boots-on-the-ground intelligence, to efficient execution, to post-trade clearing, custody and settlement.
COVID Impact
Beginning in the second quarter of fiscal 2020 and continuing through the third quarter of fiscal 2020, worldwide social and economic activity became severely impacted by the spread and threat of coronavirus (“COVID-19”). In March 2020, COVID-19 was recognized as a global pandemic and has spread to many regions of the world, including all countries in which we have operations. The response by governments and societies to the COVID-19 pandemic, which include temporary closures of businesses, social distancing, travel restrictions, “shelter in place” and other governmental regulations, has significantly impacted market volatility and general economic conditions. We are closely tracking the evolving impact of COVID-19 and are focused on helping our customers and employees through these difficult times.
Current Results of Operations
The COVID-19 pandemic has resulted in significant market volatility and unprecedented market conditions. Our third quarter results continue to reflect strong revenue growth in Equity and Debt Capital Markets primarily related to increased customer flow to our equity market making desk and a widening of spreads in fixed income products as a result of periods of high volatility in the global markets due to economic concerns related to the COVID-19 pandemic. We have also seen growth in operating revenues driven by a significant increase in customer demand for precious metals in light of the COVID-19 global pandemic and the resulting effect on the global economy.
Impact on Current Balance Sheet and Liquidity
We currently have a strong balance sheet and liquidity profile. In addition to our cash and cash equivalents as of June 30, 2020, we had $69.5 million of committed funds available under our credit facility for general working capital requirements. We believe we have sufficient liquidity and have preserved financial flexibility in light of current uncertainty in the global markets resulting from the COVID-19 pandemic.

Impact on Clients
Our top priority is to service and care for our current clients. During this period of highly volatile markets, we have worked to prudently manage or reduce market risk exposures.
Employees
We have taken actions to minimize risk to our employees, including restricting travel and providing secure and efficient remote work options for our team members. This leveraged our existing operational contingency plans at every level of the organization which ensured business process and control continuity. These actions have helped prevent major disruption to our clients and operations.
Business Continuity plans
We deployed business continuity plans to ensure operational flexibility through any environment, including the ability to work remotely. We continue to serve our customers while maintaining social distancing and other safety protocols to keep our employees and customers safe.
The full extent to which the COVID-19 pandemic will impact our business and operating results will depend on future developments that are highly uncertain and cannot be accurately predicted, including new information that may emerge concerning COVID-19 and the mitigation efforts by government entities, as well as our own immediate and continuing COVID-19 operational response. We have and will continue to take active and decisive steps in this time of uncertainty and remain committed to the safety of our employees, while also continuing to serve our customers.
Closing of $350 Million of Senior Secured Notes Due 2025 and Subsequent Closing of Gain Acquisition
On June 11, 2020, we closed on the previously-announced offering of $350 million in aggregate principal amount of 8.625% Senior Secured Notes due 2025 (the “Notes”) at the offering price of 98.5% of the aggregate principal amount thereof. As previously disclosed, we used the net proceeds from the sale of the Notes to (1) fund the cash consideration for the merger of our wholly-owned subsidiary and Gain, with Gain surviving as our wholly-owned subsidiary, pursuant to the Agreement and Plan of Merger dated as of February 26, 2020 and approved by Gain’s stockholders on June 5, 2020 and (2) pay certain related transaction fees and expenses, and we intend to use the remaining proceeds, together with cash on hand, to (3) fund the repayment of Gain’s 5.00% Convertible Senior Notes due 2022.
On July 31, 2020, we completed our previously announced acquisition of Gain, an online provider of retail foreign exchange trading and related services. Gain is a provider of innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities and global equities.
Interest Income/Expense
Interest income decreased $30.8 million, or 58%, to $22.4 million in the third quarter compared to $53.2 million in the prior year. Significantly lower short-term interest rates, which were partially offset by an increase in average client equity, resulted in an $11.3 million decrease in interest income in Financial Agricultural (“Ag”) & Energy and Exchange-Traded Futures & Options components of our Commercial Hedging and CES segments compared to the prior year. Average client equity in the Financial Ag & Energy and Exchange-Traded Futures & Options increased 57% to $3.0 billion in the third quarter compared to the prior year. Interest income in our Securities segment decreased $16.8 million in the third quarter compared to the prior year, to $19.2 million primarily due to the impact of changes in the short-term interest rate environment, which resulted in a decrease in interest income related to securities borrowed of $4.9 million and a decrease in interest income associated with serving as an institutional dealer in fixed income securities of $11.4 million.
Interest expense decreased $27.1 million, or 64%, to $15.4 million in the third quarter compared to $42.5 million in the prior year. Interest expense directly attributable to trading activities, interest expense on short-term financing facilities of subsidiaries and other direct interest expense of operating segments decreased $27.9 million, to $11.5 million, in the third quarter compared to $39.4 million in the prior year primarily due to the impact of changes in the short-term interest rate environment. As a result, during the third quarter, interest expense directly associated with serving as an institutional dealer in fixed income securities decreased $17.5 million to $2.6 million compared to $20.1 million in the prior year. Additionally, as a result of the impact of lower short-term interest rates, during the third quarter interest expense directly attributable to securities lending activities decreased $5.4 million to $5.1 million compared to $10.5 million in the prior year and interest expense on short-term financing facilities of subsidiaries and other direct interest expense of operating segments decreased $5.0 million to $3.8 million compared to $8.8 million. During the third quarter and the prior year, interest expense related to corporate funding purposes was $3.9 million and $3.1 million, respectively, with the increase primary due to incremental interest related to the issuance of the Notes, partially offset by lower current short-term interest rates.

Variable vs. Fixed Expenses
The table below shows an analysis of our variable expenses and non-variable expenses as a percentage of total non-interest expenses for the periods indicated.

	Three Months Ended June 30,				Nine Months Ended June 30,
(in millions)	2020	% of Total	2019	% of Total	2020	% of Total	2019	% of Total
Variable compensation and benefits	$78.5	30%	$54.0	25%	$215.7	29%	$153.1	24%
Transaction-based clearing expenses	55.3	22%	45.7	21%	165.4	22%	138.5	22%
Introducing broker commissions	24.0	9%	29.6	13%	79.8	10%	87.0	14%
Total variable expenses	157.8	61%	129.3	59%	460.9	61%	378.6	60%
Fixed compensation and benefits	54.0	21%	46.9	21%	157.5	20%	134.8	21%
Other fixed expenses	44.6	17%	42.6	20%	135.7	18%	121.3	19%
Bad debts	1.8	1%	0.5	—%	6.2	1%	1.5	—%
Recovery of bad debt on physical coal	—	—%	—	—%	—	—%	(2.4)	—%
Total non-variable expenses	100.4	39%	90.0	41%	299.4	39%	255.2	40%
Total non-interest expenses	$258.2	100%	$219.3	100%	$760.3	100%	$633.8	100%
Our variable expenses include variable compensation paid to traders and risk management consultants, bonuses paid to operational, administrative, and executive employees, transaction-based clearing expenses and introducing broker commissions. We seek to make non-interest expenses variable to the greatest extent possible, and to keep our fixed costs as low as possible.
Variable expenses were 61% of total non-interest expenses in the third quarter compared to 59% in the prior year period. During the third quarter, non-variable expenses, excluding bad debts, increased $9.1 million, or 10%, period-over-period, of which $5.1 million of the increase related to acquisitions closed and new business initiatives began after June 2019. We view these acquisitions and expansion efforts as long-term strategic decisions, and they provided incremental pre-tax income for the current quarter.

Unallocated Costs and Expenses
The following table is a breakout of our unallocated costs and expenses from the compensation and other expenses in the StoneX Group Inc. Summary Financials shown above. The unallocated costs and expenses include certain shared services such as information technology, accounting and treasury, credit and risk, legal and compliance, and human resources and other activities.

	Three Months Ended June 30,			Nine Months Ended June 30,
(in millions)	2020	% Change	2019	2020	% Change	2019
Compensation and benefits:
Variable compensation and benefits	$8.9	46%	$6.1	25.2	39%	18.1
Fixed compensation and benefits	20.6	11%	18.6	62.3	15%	54.2
	29.5	19%	24.7	87.5	21%	72.3
Other expenses:
Trading systems and market information	0.9	200%	0.3	2.1	110%	1.0
Occupancy and equipment rental	5.3	6%	5.0	15.2	6%	14.3
Professional fees	5.3	61%	3.3	13.2	31%	10.1
Travel and business development	0.2	(71)%	0.7	2.2	(21)%	2.8
Non-trading technology and support	5.3	20%	4.4	14.7	30%	11.3
Depreciation and amortization	4.1	46%	2.8	11.8	53%	7.7
Communications	1.5	7%	1.4	4.2	(9)%	4.6
Other	5.1	24%	4.1	15.5	27%	12.2
	27.7	26%	22.0	78.9	23%	64.0
Total compensation and other expenses	$57.2	22%	$46.7	$166.4	22%	$136.3
Total unallocated costs and other expenses increased $10.5 million to $57.2 million in the third quarter compared to $46.7 million in the prior year. Compensation and benefits increased $4.8 million, or 19%, to $29.5 million in the third quarter compared to $24.7 million in the prior year. The increase in fixed compensation and benefits was primarily related to a 23% increase in headcount across several administrative departments, including IT, compliance and accounting. The increase in variable compensation and benefits was primarily due to improved overall company performance. Other non-compensation expenses increased $5.7 million, or 26%, to $27.7 million in the third quarter compared to $22.0 million in the prior year primarily related to higher professional fees incurred in conjunction with the increased merger and acquisitions activity and increased amortization of intangibles acquired, as well as $1.4 million of incremental costs related to acquisitions closed and new business initiatives began after June 2019.
Recovery of Bad debt on Physical Coal
The nine months ended June 30, 2019 results include a recovery of $2.4 million on the bad debt on physical coal related to settlements reached with clients during the first quarter of fiscal 2019.
Other Gain
The nine months ended June 30, 2019 results include a bargain purchase gain of $5.4 million related to the acquisition of the former subsidiary GMP Securities LLC, which was subsequently merged into StoneX Financial Inc.

Balance Sheet Summary
The following table below provides a summary of asset, liability, and stockholders’ equity information for the periods indicated.

(Unaudited) (in millions, except for share and per share amounts)	June 30, 2020	September 30, 2019
Summary asset information:
Cash and cash equivalents	$465.2	$471.3
Restricted cash held in escrow	$350.0	$—
Cash, securities and other assets segregated under federal and other regulations	$1,145.2	$1,049.9
Securities purchased under agreements to resell	$1,757.3	$1,424.5
Securities borrowed	$1,467.4	$1,423.2
Deposits with and receivables from broker-dealers, clearing organizations and counterparties, net	$3,396.7	$2,540.5
Receivables from clients, net and notes receivable, net	$413.5	$425.2
Financial instruments owned, at fair value	$2,831.9	$2,175.2
Physical commodities inventory, net	$270.2	$229.3
Property and equipment, net	$51.6	$43.9
Operating right of use assets	$75.0	$—
Goodwill and intangible assets, net	$76.3	$67.9
Other	$89.2	$85.2

Summary liability and stockholders’ equity information:
Accounts payable and other accrued liabilities	$176.4	$157.5
Operating lease liabilities	$87.4	$—
Payables to clients	$4,443.7	$3,589.5
Payables to broker-dealers, clearing organizations and counterparties	$430.0	$266.2
Payables to lenders under loans	$313.8	$202.3
Senior secured borrowings, net	$518.9	$167.6
Income taxes payable	$12.1	$10.4
Securities sold under agreements to repurchase	$3,530.4	$2,773.7
Securities loaned	$1,459.7	$1,459.9
Financial instruments sold, not yet purchased, at fair value	$728.3	$714.8
Stockholders’ equity	$688.8	$594.2

Common stock outstanding - shares	19,313,679	19,075,360
Net asset value per share	$35.66	$31.15

Segment Results
The following table reflects operating revenues by segment for the periods indicated.

	Three Months Ended June 30,			Nine Months Ended June 30,
(in millions)	2020	2019	% Change	2020	2019	% Change
Segment operating revenues represented by:
Commercial Hedging	$65.1	$86.4	(25)%	$236.5	$226.8	4%
Global Payments	27.4	28.9	(5)%	88.2	86.0	3%
Securities	123.0	74.2	66%	322.0	215.8	49%
Physical Commodities	39.2	14.7	167%	83.3	48.8	71%
Clearing and Execution Services	68.9	78.9	(13)%	241.3	247.7	(3)%
Corporate Unallocated	2.3	6.5	(65)%	11.5	13.5	(15)%
Eliminations	(3.3)	(6.2)	(47)%	(16.6)	(19.4)	(14)%
Operating revenues	$322.6	$283.4	14%	$966.2	$819.2	18%
The following table reflects income by segment for the periods indicated.

	Three Months Ended June 30,			Nine Months Ended June 30,
(in millions)	2020	2019	% Change	2020	2019	% Change
Segment income represented by:
Commercial Hedging	$19.2	$29.7	(35)%	$76.5	$73.2	5%
Global Payments	15.9	17.0	(6)%	52.0	51.4	1%
Securities	51.6	8.2	529%	106.7	36.0	196%
Physical Commodities	20.3	2.8	625%	37.5	16.5	127%
Clearing and Execution Services	3.7	11.9	(69)%	31.1	41.2	(25)%
Total segment income	$110.7	$69.6	59%	$303.8	$218.3	39%
Reconciliation of segment income to income before tax:
Segment income	$110.7	$69.6	59%	$303.8	$218.3	39%
Net costs not allocated to operating segments	61.7	48.0	29%	177.1	146.8	21%
Other gain	—	—	n/m	0.1	5.4	(98)%
Income before tax	$49.0	$21.6	127%	$126.8	$76.9	65%
Commercial Hedging
We serve our commercial clients through our team of risk management consultants, providing a high-value-added service that we believe differentiates us from our competitors and maximizes the opportunity to retain our clients. Our risk management consulting services are designed to quantify and monitor commercial entities’ exposure to commodity and financial risks. Upon assessing this exposure, we develop a plan to control and hedge these risks with post-trade reporting against specific client objectives. Our clients are assisted in the execution of their hedging strategies through a wide range of products from listed exchange-traded futures and options, to basic OTC instruments that offer greater flexibility and structured OTC products designed for customized solutions.
Our services span virtually all traded commodity markets, with the largest concentrations in agricultural and energy commodities (consisting primarily of grains, energy and renewable fuels, coffee, sugar, cotton, and food service) and base metals products listed on the London Metals Exchange (“LME”). Our base metals business includes a position as a Category One ring dealing member of the LME, providing execution, clearing and advisory services in exchange-traded futures and OTC products. We also provide execution of foreign currency forwards and options and interest rate swaps as well as a wide range of structured product solutions to our commercial clients who are seeking cost-effective hedging strategies. Generally, our clients direct their own trading activity, and our risk management consultants do not have discretionary authority to transact trades on behalf of our clients.
Operating revenues decreased 25% to $65.1 million in the third quarter compared to $86.4 million in the prior year. Exchange-traded revenues decreased 14%, to $37.4 million in the third quarter as exchange-traded contract volumes decreased 20% versus the prior year. These declines were primarily in agricultural commodities, as the prior year quarter benefited from strong performance in domestic grain markets due to weather-related volatility. The average rate per contract increased 7% compared to the prior year to $5.51.
OTC revenues decreased 32% to $21.9 million in the third quarter compared to $32.0 million in the prior year, with a 4% increase in OTC volumes, more than offset by a 35% decline in the average rate per contract in the third quarter compared to the prior year. This was primarily driven by a 42% decline in agricultural OTC revenues versus the prior year, as the prior year quarter benefited from strong performance in domestic and South American grain markets due to weather-related volatility.
Consulting, management, and account fees increased modestly compared to the prior year to $4.0 million in the third quarter. Interest income decreased 74%, to $1.8 million compared to $7.0 million in the prior year, driven primarily by declines in short-term interest rates. The impact of interest rate cuts was partially offset by a 24% increase in average equity for exchange-traded futures and options clients versus the prior year to $1.1 billion in the third quarter.
Segment income decreased 35% to $19.2 million in the third quarter compared to $29.7 million in the prior year, primarily as a result of the $21.3 million decline in operating revenues. This decline in operating revenues was partially offset by a $0.5 million decline in non-variable direct expenses and a $1.0 million favorable change in bad debts due to net recoveries of $0.6 million in the third quarter. Variable expenses, excluding interest, expressed as a percentage of operating revenues increased to 45% compared to 44% in the prior year, primarily as the result of the decline in interest income.

Global Payments
We provide customized foreign exchange and treasury services to banks and commercial businesses as well as charities and non-governmental and government organizations. We provide transparent pricing and offer payments services in more than 170 countries and 140 currencies, which we believe is more than any other payments solution provider.
Our proprietary FXecute global payments platform is integrated with a financial information exchange (“FIX”) protocol. This FIX protocol is an electronic communication method for the real-time exchange of information, and we believe it represents one of the first FIX offerings for cross-border payments in exotic currencies. FIX functionality allows clients to view real time market rates for various currencies, execute and manage orders in real-time, and view the status of their payments through the easy-to-use portal.
Additionally, as a member of the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”), we are able to offer our services to large money center and global banks seeking more competitive international payment services. In addition, we operate a fully accredited SWIFT Service Bureau which facilitates cross-border payments and acceptance transactions for financial institutions, trade networks and corporations.
Through this single comprehensive platform and our commitment to client service, we believe we are able to provide simple and fast execution, ensuring delivery of funds in local currencies in any of these countries quickly through our global network of approximately 325 correspondent banks. In this business, we primarily act as a principal in buying and selling foreign currencies on a spot basis and derive principal gains, net revenue from the difference between the purchase and sale prices.
We believe our clients value our ability to provide exchange rates that are significantly more competitive than those offered by large international banks, a competitive advantage that stems from our years of foreign exchange expertise focused on smaller, less liquid currencies.
Operating revenues decreased 5% to $27.4 million in the third quarter compared to $28.9 million in the prior year as an 11% growth in volume of payments made was more than offset by a 16% decline in the average revenue per payment compared to the prior year. The increase in the volume of payments made is a result of the continued expansion of payment flow into additional markets from recently on-boarded commercial banking clients. The number of larger debt capital market transactions from our international banking clients decreased in the third quarter compared to prior year due to the global economic slowdown impact of the COVID-19 pandemic, resulting in the decline in the average revenue per payment in the current period.
Segment income decreased 6% to $15.9 million in the third quarter compared to $17.0 million in the prior year. This decrease was primarily a result of the decline in operating revenues, which was partially offset by lower non-variable direct expenses including trade system costs and travel and business development. Variable expenses, excluding interest, expressed as a percentage of operating revenues were 23% in the third quarter as well as in the prior year.
Securities
We provide value-added solutions that facilitate cross-border trading and believe our clients value our ability to manage complex transactions, including foreign exchange, utilizing our understanding of local market convention, liquidity and settlement protocols around the world. Our clients include U.S.-based regional and national broker-dealers and institutions investing or executing client transactions in international markets and foreign institutions seeking access to the U.S. securities markets. We are one of the leading market makers in foreign securities, including unlisted American Depository Receipts (“ADRs”), Global Depository Receipts (“GDRs”) and foreign ordinary shares. We make markets in over 5,000 ADRs, GDRs and foreign ordinary shares, of which over 3,600 trade in the OTC market. In addition, we will, on request, make prices in more than 10,000 unlisted foreign securities. We are also a broker-dealer in Argentina and Brazil, where we are active in providing institutional executions in the local capital markets.

We act as an institutional dealer in fixed income securities, including U.S. Treasury, U.S. government agency, agency mortgage-backed and asset-backed securities as well as investment grade, high yield, convertible and emerging market debt to a client base including asset managers, commercial bank trust and investment departments, broker-dealers, and insurance companies.
We originate, structure and place debt instruments in the international and domestic capital markets. These instruments include complex asset-backed securities (primarily in Argentina) and domestic municipal securities. On occasion, we may invest our own capital in debt instruments before selling them. We also actively trade in a variety of international debt instruments as well as operate an asset management business in which we earn fees, commissions and other revenues for management of third party assets and investment gains or losses on our investments in funds and proprietary accounts managed either by our investment managers or by independent investment managers.
Operating revenues increased 66% to a record $123.0 million in the third quarter compared to $74.2 million in the prior year.
Operating revenues in Equity Capital Markets increased 118% in the third quarter compared to the prior year period as the gross dollar volume traded increased 83% and the average revenue per $1,000 traded increased 68% compared to the prior year period. The strong volume growth was primarily related to increased customer flow to our equity market making desk as a result of periods of high volatility in the global equities markets due to economic concerns related to the COVID-19 pandemic. Equity Capital Markets operating revenues include the trading profits we earn before the related expense deduction for ADR conversion fees. These ADR fees are included in the condensed consolidated income statements as ‘transaction-based clearing expenses’.
Operating revenues in Debt Capital Markets increased 32% in the third quarter compared to the prior year, as principal dollar volumes increased 8% and the revenue per $1,000 traded increased 22% compared to the prior year. The increase in the revenue per $1,000 traded was the result of a widening of spreads due to increased volatility as a result of the global pandemic.
Operating revenues in Asset Management decreased 55% in the third quarter compared to the prior year due primarily to difficult market conditions in Argentina, including volatility in the Argentine peso. Average assets under management in Argentina declined 7% in the third quarter to $326.6 million compared to $351.5 million in the prior year.
Segment income increased 529% to $51.6 million in the third quarter compared to $8.2 million in the prior year. Segment income in our Equity Capital Markets business increased $24.7 million to $24.9 million, as a result of the significant increase in operating revenues which was partially offset by a $2.0 million increase in non-variable direct expenses, primarily associated with the continued build out of several recent initiatives including equity prime brokerage. Segment income in our Debt Capital Markets business increased $19.4 million to $26.3 million, primarily driven by the increase in operating revenues noted above. Variable expenses, excluding interest, expressed as a percentage of operating revenues were 40% in the third quarter compared to 32% in the prior year. This increase in variable expenses was primarily driven by an increase in variable compensation resulting from a change in compensation structure within Equity Capital Markets for fiscal 2020 to a higher-variable and less-fixed compensation model, along with the significant increase in operating revenues.
Physical Commodities
The Physical Commodities segment consists of our Precious Metals trading and Physical Ag & Energy commodity businesses. In Precious Metals, we provide a full range of trading and hedging capabilities, including OTC products, to select producers, consumers, and investors. Through our websites, we provide clients the ability to purchase physical gold and other precious metals, in multiple forms, and in denominations of their choice. In our trading activities, we act as a principal, committing our own capital to buy and sell precious metals on a spot and forward basis.
In our Physical Ag & Energy commodity business, we act as a principal to facilitate financing, structured pricing and logistics services to clients across the commodity complex, including energy commodities, grains, oil seeds, cotton, coffee, cocoa, edible oils and feed products. We provide financing to commercial commodity-related companies against physical inventories. We use sale and repurchase agreements to purchase commodities evidenced by warehouse receipts, subject to a simultaneous agreement to sell such commodities back to the original seller at a later date.
We generally mitigate the price risk associated with commodities held in inventory through the use of derivatives. We do not elect hedge accounting under U.S. GAAP in accounting for this price risk mitigation. Management continues to evaluate performance and allocate resources on an operating revenue basis.
Operating revenues for Physical Commodities increased 167% to $39.2 million in the third quarter compared to $14.7 million in the prior year.
Precious Metals operating revenues increased 321% to $31.6 million in the third quarter compared to $7.5 million in the prior year, as global precious metal market dislocations related to the COVID-19 pandemic resulted in a widening of spreads and an increase in physical premiums which drove a 288% increase in the average revenue per ounce traded. Increased customer demand for precious metals drove a 13% increase in the number of gold equivalent ounces traded compared to the prior year. The prior year period includes a $2.5 million unrealized loss on derivative positions held against precious metals inventory carried at the lower of cost or net realizable value in our non-broker dealer subsidiaries.
Operating revenues in Physical Ag & Energy increased 6% to $7.6 million in the third quarter compared to the prior year. The increase in operating revenues was largely due to increased activity with customers in biodiesel feedstock markets which was partially offset by lower activity in our commodity financing programs. These increases in operating revenues were partially tempered by a $2.4 million unrealized loss on derivative positions held against energy inventories carried at the lower of cost or net realizable value.
Segment income increased 625% to $20.3 million in the third quarter compared to $2.8 million in the prior year, primarily as a result of the increases in operating revenues noted above, partially offset by a related increase in variable compensation.
Clearing and Execution Services
We provide competitive and efficient clearing and execution in all major futures and securities exchanges globally as well as prime brokerage in all major foreign currency pairs and swap transactions. Through our platform, client orders are accepted and directed to the appropriate exchange for execution. We then facilitate the clearing of client transactions. Clearing involves the matching of client trades with the exchange, the collection and management of client margin deposits to support the transactions, and the accounting and reporting of the transactions to clients.
As of June 30, 2020, our U.S. futures commission merchant (“FCM”) held $2.7 billion in required client segregated assets, which we believe makes us the third largest non-bank FCM in the U.S., as measured by required client segregated assets. We seek to leverage our capabilities and capacity by offering facilities management or outsourcing solutions to other FCM’s.
We are an independent full-service provider to introducing broker-dealers (“IBD’s”) of clearing, custody, research, syndicated and security-based lending products and services, including a proprietary technology platform which offers seamless connectivity to ensure a positive client experience through the clearing and settlement process. Our independent wealth management business, which offers a comprehensive product suite to retail clients nationwide, clears through this platform. We believe we are one of the leading mid-market clearers in the securities industry, with approximately 70 correspondent clearing relationships with over $15.0 billion in assets under management or administration as of June 30, 2020.
We provide prime brokerage foreign exchange (“FX”) services to financial institutions and professional traders. We provide our clients with the full range of OTC products, including 24-hour a day execution of spot, forwards and options as well as non-deliverable forwards in both liquid and exotic currencies. We also operate a proprietary foreign exchange desk that arbitrages the exchange-traded foreign exchange markets with the cash markets.
Through our London-based Europe, Middle East and Africa (“EMEA”) oil voice brokerage business, we provide brokerage services across the fuel, crude, and middle distillates markets with well-known commercial and institutional clients throughout EMEA.
Operating revenues decreased 13% to $68.9 million in the third quarter compared to $78.9 million in the prior year.
Operating revenues in our Exchange-Traded Futures & Options business decreased 5% to $36.7 million in the third quarter compared to $38.6 million in the prior year. Exchange-Traded commission and clearing fee revenue increased $3.9 million compared to the prior year as a result of a 32% increase in exchange-traded volumes which was partially offset by a 13% decline in the average rate per contract to $1.11. However, these increases were more than offset by a $6.2 million decrease in interest income in the Exchange-Traded Futures & Options business to $0.4 million in the third quarter due to lower short-term interest rates, which was partially offset by an 86% increase in average client equity compared to the prior year to $1.9 billion.
Operating revenues in our FX Prime Brokerage increased 20% compared to the prior year to $4.9 million in the third quarter, despite a 30% decline in foreign exchange volumes.
Correspondent Clearing operating revenues decreased 41% compared to the prior year to $5.2 million in the third quarter, while operating revenues in Independent Wealth Management decreased 5% to $19.1 million compared to the prior year. In the Correspondent Clearing business, interest income decreased $1.2 million to $1.1 million in the third quarter and fee income related to money market/FDIC sweep balances declined $3.0 million to $0.8 million, despite a 64% increase in the average money market/FDIC sweep balances as the result of a decline in short-term interest rates. Operating revenues in Derivative Voice Brokerage declined 59% to $3.0 million in the third quarter compared to the prior year.
Segment income decreased 69% to $3.7 million in the third quarter compared to $11.9 million in the prior year, primarily a result of the decline in operating revenues as well as a $2.4 million increase in bad debt expense related to exchange-traded client trading account deficits. Variable expenses, excluding interest, as a percentage of operating revenues increased to 73% in the third quarter compared to 64% in the prior year, primarily related to an increase in transaction-based clearing expenses related to product mix and the decline in interest income.

Conference Call & Web Cast
A conference call to discuss the Company’s financial results will be held tomorrow, Friday, August 7, 2020 at 9:00 a.m. Eastern time. The call will also include discussion of the Company’s acquisition of Gain and Gain’s previously released second quarter 2020 financial results. The call may also include discussion of Company developments, and forward-looking and other material information about business and financial matters. A live webcast of the conference call as well as additional information to review during the call will be made available in PDF form on-line on the Company’s corporate web site at https://www.stonex.com. Participants can also access the call by dialing 1-844-466-4112 (within the United States and Canada), or 1-408-337-0136 (international callers) approximately ten minutes prior to the start time.
A replay of the call will be available at https://www.stonex.com approximately two hours after the call has ended and will be available through August 14, 2020. To access the replay, dial 1-855-859-2056 (within the United States and Canada), or 1-404-537-3406 (international callers) and enter the replay passcode 3863727.
About StoneX Group Inc.
StoneX Group Inc., through its subsidiaries, is a leading provider of execution, risk management and advisory services, market intelligence, and clearing services across asset classes and markets around the world.
Serving more than 30,000 commercial and institutional clients and over 125,000 retail clients located in more than 130 countries on five continents, the company provides products and services across five market segments: commercial hedging, global payments, securities, physical commodities, and clearing and execution services. Our clients include the producers, processors and end users of virtually every major traded commodity, as well as asset managers, introducing broker-dealers, insurance companies, brokers, institutional and retail investors, commercial and investment banks, and governmental, non-governmental and charitable organizations. A Fortune 500 company headquartered in New York City, the company is listed on the Nasdaq Global Select Market under the ticker symbol “SNEX”.
Further information on the Company is available at www.stonex.com.
Forward Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as those pertaining to the uncertain financial impact of COVID-19 and the company’s financial condition, results of operations, business strategy and financial needs. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to StoneX Group Inc., are intended to identify forward-looking statements.
These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by StoneX Group Inc. with the Securities and Exchange Commission, including those risks set forth under the heading “Risk Factors” in the company’s most recent Annual Report of Form 10-K and, to the extent applicable, subsequent Quarterly Reports on Form 10-Q. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.
These forward-looking statements speak only as of the date of this press release. StoneX Group Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
StoneX Group Inc.
Investor inquiries:
Bruce Fields
1-866-522-7188
bruce.fields@stonex.com
SNEX-G